Exhibit 99.1

Independent Auditors’ Report

The Board of Managers
Gavilon Energy (The Energy Business Units of Gavilon, LLC):

We have audited the accompanying combined financial statements of Gavilon Energy (The Energy Business Units of Gavilon, LLC) (the Company), which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this responsibility includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of Gavilon Energy (The Energy Business Units of Gavilon, LLC) as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Omaha, Nebraska
June 24, 2013

GAVILON ENERGY

(The Energy Business Units of Gavilon, LLC)

Combined Balance Sheets

December 31, 2012 and 2011

(Dollars in millions)

	2012	2011
Assets
Current assets:
Cash	$5.0	12.7
Trade accounts receivable, less allowance for doubtful accounts of $1.0 and $0.6, respectively	473.5	568.4
Inventories	969.4	923.1
Derivative assets	58.4	90.0
Other current assets	21.2	81.3
Total current assets	1,527.5	1,675.5
Property, plant, and equipment:
Land and land improvements	13.8	7.5
Buildings	0.6	0.6
Machinery and equipment	7.9	6.9
Tanks and pipelines	88.6	81.6
Construction in progress	1.4	5.0
	112.3	101.6
Less accumulated depreciation	(6.9)	(2.3)
Net property, plant, and equipment	105.4	99.3
Goodwill	33.0	33.0
Intangible assets, net	15.9	22.3
Equity method investments	73.6	—
Other assets	13.5	14.3
Total assets	$1,768.9	1,844.4
Liabilities and Equity
Current liabilities:
Current portion of long term debt	$10.4	4.5
Accounts payable	592.2	542.4
Advances on sales	8.9	7.4
Derivative liabilities	32.2	82.5
Accrued expenses	17.6	50.2
Payable due to parent	434.3	394.6
Total current liabilities	1,095.6	1,081.6
Long-term debt	29.7	37.0
Other noncurrent liabilities	0.3	0.3
Total liabilities	1,125.6	1,118.9
Total equity:
Parent Company’s equity investment	530.2	464.9
Retained earnings	111.5	245.1
Accumulated other comprehensive income	1.6	15.5
Total equity	643.3	725.5
Commitments and contingencies (notes 13 and 14)
Total liabilities and equity	$1,768.9	1,844.4

See accompanying notes to combined financial statements.

GAVILON ENERGY

(The Energy Business Units of Gavilon, LLC)

Combined Statements of Operations

Years ended December 31, 2012, 2011, and 2010

(Dollars in millions)

	2012	2011	2010
Net sales	$239.8	379.3	192.9
Cost of goods sold	193.2	151.2	81.8
Gross profit	46.6	228.1	111.1
Selling, general, and administrative expenses	49.6	62.9	30.3
Corporate allocated expense	50.2	27.9	23.0
Depreciation and amortization	6.9	6.6	6.2
Operating income (loss)	(60.1)	130.7	51.6
Interest expense, net	44.3	37.6	19.8
Income (loss) from continuing operations before income taxes	(104.4)	93.1	31.8
Income tax expense	0.2	1.6	—
Income (loss) from continuing operations	(104.6)	91.5	31.8
Net income (loss) from discontinued operations	(29.0)	(5.5)	3.7
Net income (loss)	$(133.6)	86.0	35.5

See accompanying notes to combined financial statements.

GAVILON ENERGY

(The Energy Business Units of Gavilon, LLC)

Combined Statements of Comprehensive Income (Loss)

Years ended December 31, 2012, 2011, and 2010

(Dollars in millions)

	2012	2011	2010
Net income (loss)	$(133.6)	86.0	35.5
Other comprehensive income (loss):
Foreign currency translation adjustments	0.1	—	—
Net gain (loss) on derivative instruments designated and qualifying as cash flow hedges	(14.1)	7.6	19.9
Available-for-sale securities	0.1	0.1	(0.2)
Total comprehensive income (loss)	$(147.5)	93.7	55.2

See accompanying notes to combined financial statements.

GAVILON ENERGY

(The Energy Business Units of Gavilon, LLC)

Combined Statements of Equity

Years ended December 31, 2012 and 2011

(Dollars in millions)

	Parent		Accumulated
	Company’s		other
	equity	Retained	comprehensive	Total
	investment	earnings	income (loss)	equity
Balance at December 31, 2009	$410.4	123.6	(11.9)	522.1
Net income	—	35.5	—	35.5
Contributed capital	89.0	—	—	89.0
Other comprehensive income	—	—	19.7	19.7
Balance at December 31, 2010	499.4	159.1	7.8	666.3
Net income	—	86.0	—	86.0
Return of capital	(34.5)	—	—	(34.5)
Other comprehensive income	—	—	7.7	7.7
Balance at December 31, 2011	464.9	245.1	15.5	725.5
Net loss	—	(133.6)	—	(133.6)
Contributed capital	65.3	—	—	65.3
Other comprehensive loss	—	—	(13.9)	(13.9)
Balance at December 31, 2012	$530.2	111.5	1.6	643.3

See accompanying notes to combined financial statements.

GAVILON ENERGY

(The Energy Business Units of Gavilon, LLC)

Combined Statements of Cash Flows

Years ended December 31, 2012, 2011, and 2010

(Dollars in millions)

	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$(133.6)	86.0	35.5
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11.4	8.6	6.2
Provision for bad debts	0.9	(0.3)	(0.1)
Amortization of debt issue costs	0.5	0.5	—
Other items	(1.0)	0.1	(0.2)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	93.9	(327.0)	95.0
Inventories	(46.3)	(632.0)	148.7
Other current assets	60.1	(74.6)	(3.2)
Derivative assets and liabilities	(32.8)	21.4	(17.4)
Accounts payable	52.2	206.5	(67.4)
Advances on sales	1.5	7.0	(8.4)
Other accrued liabilities	(32.5)	24.4	(4.9)
Noncurrent assets and liabilities	0.1	19.1	(25.7)
Net cash provided by (used in) operating activities	(25.6)	(660.3)	158.1
Cash flows from investing activities:
Acquisitions, less cash acquired	—	(8.0)	—
Additions to property, plant, and equipment	(12.1)	(36.2)	(62.1)
Investment in equity method investments	(73.6)	—	—
Net cash used in investing activities	(85.7)	(44.2)	(62.1)
Cash flows from financing activities:
Issuance of long-term debt	4.6	52.7	—
Repayments of long-term debt	(6.0)	(11.2)	—
Debt issue costs	—	(2.7)	(1.3)
Contribution (return of) capital	65.3	(34.5)	89.0
Payable due to parent	39.7	712.4	(177.8)
Net cash provided by (used in) financing activities	103.6	716.7	(90.1)
Net change in cash and cash equivalents	(7.7)	12.2	5.9
Cash and cash equivalents at beginning of year	12.7	0.5	(5.4)
Cash and cash equivalents at end of year	$5.0	12.7	0.5
Supplemental cash and noncash flow information:
Noncash construction payable	$—	1.3	5.5
Cash paid for interest	2.5	2.5	—

See accompanying notes to combined financial statements.

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

(1)                     Business Description

The accompanying combined financial statements include the accounts of all operations that comprise the energy operations of Gavilon, LLC (collectively, the Company). The Company operates the marketing, trading, and distribution of energy commodities. Gavilon, LLC is a wholly owned subsidiary of The Gavilon Group, LLC (The Gavilon Group). The Gavilon Group, LLC is in the process of restructuring Gavilon, LLC to ultimately acquire, own, and operate the energy operations, which are set forth in these combined financial statements. Historically, the business units comprising Gavilon, LLC have been consolidated with The Gavilon Group. Material related party activity is summarized in note 16. As part of the potential separation of the energy operations, The Gavilon Group expects to transfer substantially all of its energy business units to Gavilon, LLC and transfer out any non-energy related business units to another subsidiary of The Gavilon Group. In addition, the Company has completed several restructuring initiatives, which have impacted the energy business units. These business units have been included in discontinued operations in the accompanying combined statement of operations for all years presented (note 15).

(2)                     Basis of Presentation

The accompanying combined financial statements include the energy business units of Gavilon, LLC. When the Company does not have a controlling interest, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

(3)                     Summary of Significant Accounting Policies

(a)                      Use of Estimates

The preparation of the combined financial statements, in accordance with generally accepted accounting principles (GAAP) in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The most significant estimates relate to the valuation of derivatives, inventories, and the useful lives of fixed assets.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the combined financial statements in future periods.

(b)                      Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses, current receivables aging, and existing industry and economic data.

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

(c)                       Inventories

The Company uses the lower of cost or market for inventories, except crude oil inventory designated in a fair value hedging relationship. Cost is determined using the weighted average cost method. The Company uses fair value for crude oil inventory designated in a fair value hedging relationship.

(d)                      Equity Method Investments

The investments in and the operating results of 50% or less-owned entities not required to be consolidated are included in the combined financial statements on the basis of the equity method of accounting.

(e)                       Property, Plant, and Equipment

The Company’s accounting for property, plant, and equipment is to record asset additions at cost. The estimated useful lives of the respective classes of assets are as follows:

Land improvements	15 years
Buildings and building improvements	15—40 years
Machinery and equipment	7—15 years
Tanks and pipeline	5—40 years

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets are subject to amortization, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. There were no circumstances that indicated the carrying value of long-lived assets or intangible assets may not be recoverable during the year ended December 31, 2012 or 2011.

(f)                         Goodwill

Goodwill represents the excess of the aggregate purchase price of acquired businesses over the estimated fair value of the net assets acquired in business combinations. Goodwill is reviewed for impairment at least annually. Goodwill is initially assessed based on qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. If it is determined by this assessment that, more likely than not, goodwill is impaired, the first step of testing is to compare the fair value of the reporting unit with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. The Company performs its annual impairment review of goodwill at June 30 and when a triggering event occurs between annual impairment tests. For 2012, the Company performed a qualitative assessment of goodwill and determined that it is more likely than not that the fair values of its reporting units are greater than the carrying amounts. Accordingly, there were no impairments of goodwill for the year ended December 31, 2012 or 2011.

(g)                      Derivatives

The Company uses commodity futures, options, and forward purchase and sales contracts in the normal course of business. The Company also uses interest rate related derivative instruments to manage its exposure related to changes in interest rates on its variable rate debt instruments. These derivative instruments are recognized at fair value in the combined balance sheets and changes in the fair value of derivatives not accounted for as hedges are recognized in earnings. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

For all hedging relationships, the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing hedge ineffectiveness are recognized in current earnings.

The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is designated as a hedging instrument because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

In all situations in which hedge accounting is discontinued and the derivative is retained, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

not occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income.

(h)                      Fair Values of Financial Instruments

Unless otherwise specified, the Company believes the carrying value of its financial instruments approximates their fair value.

(i)                         Netting of Accounts

Where derivatives and accounts receivable and payable are subject to a master netting agreement and the accounting criteria to offset are met, the Company presents these accounts on a net basis in the combined financial statements.

(j)                         Revenue Recognition

Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale and collectibility is reasonably assured. Changes in the fair value of commodity derivatives are recognized in earnings immediately. Sales related to trading activities are recorded net, and margins earned on such transactions are included as a component of net sales. Net sales and cost of goods sold, if reported on a gross basis for these activities, would be increased by $18,819.6 million, $17,300.9 million, and $10,165.4 million for the years ended December 31, 2012, 2011, and 2010, respectively.

(k)                      Income Taxes

As a limited liability company, the Company does not pay U.S. federal or state income taxes under the provisions of the Internal Revenue Code. However, the Company’s Canadian operations are subject to tax in its local jurisdiction.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(l)                         Debt Issuance Costs

The Company incurred certain financing costs associated with debt issuance (note 10). These costs were capitalized and are being amortized to expense using the effective interest rate method.

(m)                   Recently Issued Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (FASB) issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under International Financial Reporting Standards (IFRS). The new standards

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Company will implement these required disclosures provisions as of January 1, 2013.

(4)                     Business Combination

During 2011, the Company acquired the refined products rack marketing business from Plains All American Pipeline, LP (Plains All American Pipeline). The final purchase price was approximately $8.0 million.

The following table summarizes the fair values of the assets acquired and liabilities assumed for Plains All American Pipeline (in millions). The fair value assigned is based upon the final valuation for those assets:

Intangible assets	$1.3
Property and equipment	1.1
Goodwill	5.6
Total cash consideration	$8.0

(5)                     Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and intangible assets acquired. The Company’s goodwill includes goodwill that was allocated by The Gavilon Group as part of the overall purchase price allocation for all legal entities acquired. Factors that contributed to a purchase price resulting in goodwill included the Company’s favorable market position in profitable and growing markets, favorable logistics and asset network, and intellectual capital associated with the Company. Goodwill is fully tax deductible to the members.

The fair value of identifiable intangible assets consist of customer relationships (7 year weighted average useful life) and contractual obligations. Identifiable intangible assets as of December 31, 2012 and 2011 are as follows (in millions):

	Gross
	carrying	Accumulated
	amounts	amortization	Net
December 31, 2012:
Customer relationships	$43.1	(27.3)	15.8
Contractual obligations	7.5	(7.4)	0.1
Total	$50.6	(34.7)	15.9

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

	Gross
	carrying	Accumulated
	amounts	amortization	Net
December 31, 2011:
Customer relationships	$43.1	(21.1)	22.0
Contractual obligations	7.5	(7.2)	0.3
Total	$50.6	(28.3)	22.3

Aggregate amortization expense for amortizing intangible assets was $6.9 million, $6.3 million, and $6.2 million for the years ended December 31, 2012, 2011, and 2010 respectively. Estimated amortization expense for the next five years is $6.4 million in 2013, $6.2 million in 2014, $3.1 million in 2015, $0.1 million in 2016, and $0.1 million in 2017.

(6)                     Derivatives and Hedging Activities

The Company purchases and sells commodities, such as gas, ethanol, natural gas, biodiesel and crude oil. The Company generally follows a policy of using commodity derivatives to minimize its net position of commodity inventories and forward cash purchase and sales contracts. The Company will also use commodity derivatives as components of market strategies designed to enhance margins. The results of these strategies can be significantly impacted by factors such as the volatility of the relationship between the value of commodity derivatives and the cash prices of the underlying commodities, counterparty contract defaults, and volatility of transportation markets.

Changes in the fair value of commodity derivatives are recognized in earnings immediately, except for certain energy contracts and interest rate swaps that have been designated in a cash flow hedging relationship. The Company reports the fair value of its derivative assets and liabilities, including derivatives used in hedging relationships, on the combined balance sheets, as commodity and other contracts at fair value.

For risk management purposes, the Company utilizes fair value hedges, cash flow hedges, and economic hedges. In addition to the use of derivative instruments to manage commodity price risk, the Company also enters into certain commodity derivative instruments for trading purposes. The majority of the Company’s purchase and sales contracts qualify as derivative instruments and the change in fair value is reported in net sales and cost of sales in the accompanying combined statements of operations.

For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or initially reported as a component of accumulated other comprehensive income and then recorded in income in the period or periods during which the hedged forecasted transaction affects income.

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

The Company’s policy is to report gains and losses associated with derivatives as follows:

Contract/derivative nature	Line item
Commodities	Net sales
Interest rate swap	Interest expense

While a majority of the Company’s use of derivative instruments is to manage market risks by economically hedging the Company’s inventory and forward purchase and sales commitments, the Company also designates cash flow hedges. The Company has designated cash flow hedges associated with the future purchase and sales of natural gas anticipated for the period from January 2013 to February 2013. The object of the Company’s cash flow hedges is to fix the price of natural gas purchase and sales at existing market prices that the Company deems favorable.

The Company entered into an interest rate swap agreement to manage the variability of cash flows over certain portions of the interest payments related to the variable rate on the term loan (note 10). The interest rate swap agreement used by the Company has been recorded at fair value in the combined balance sheets with changes in fair value recorded in accumulated other comprehensive income. This amount is subsequently reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. Amounts subsequently reclassified into interest expense during the year were immaterial, and no ineffectiveness was recognized during 2012, 2011, or 2010.

As of December 31, 2012 and 2011, the fair value of the Company’s interest rate swap agreement designated in a cash flow hedging relationship was an unrealized loss of $1.8 million. As of December 31, 2012 and 2011, the fair value of the Company’s natural gas futures designated in a cash flow hedging relationship was $3.3 million and $17.4 million, respectively.

The following table provides information about the gain or loss recognized in income and other comprehensive income (loss) on the Company’s cash flow hedging derivative instruments for the years ended December 31, 2012, 2011, and 2010 (in thousands). Also, the information presents the notional volume of outstanding cash flow hedge derivative contracts by type of instrument.

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

Cash Flow Hedges

	Gain (loss)
	recognized in AOCI on	Gain (loss)		Gain (loss) recognized in
	derivatives	reclassified from AOCI		income on derivatives
	(effective portion)	into income (effective portion)		(ineffective portion)
Commodity type	2012 Amount	Location	2012 Amount	Location	2012 Amount

Natural gas	$4,540	Net sales	$18,646	Net sales	$—
Interest rate swaps	767	Interest expense	(778)	Interest expense	—

Commodity type	2011 Amount	Location	2011 Amount	Location	2011 Amount

Natural gas	$6,654	Net sales	$(2,716)	Net sales	$—
Interest rate swaps	(804)	Interest expense	(979)	Interest expense	—

Commodity type	2010 Amount	Location	2010 Amount	Location	2010 Amount

Natural gas	$7,995	Net sales	$(11,905)	Net sales	$—

	Notional	Notional	Notional
	contract	contract	contract
	volumes (as of	volumes (as of	volumes (as of
	December 31,	December 31,	December 31,
Derivative instrument	2012)	2011)	2010)

Natural gas futures (MMBtu’s)	931	930	(25,340)
Interest rate swaps (millions of $)	36	41	—

The following table summarizes the Company’s outstanding interest rate swap agreement as of December 31, 2012:

	Notional	Fixed	Variable
Term	amount	rate	rate
1/24/11—3/31/18	36 million	2.393	0.311

The following table summarizes the Company’s outstanding interest rate swap agreement as of December 31, 2011:

	Notional	Fixed	Variable
Term	amount	rate	rate
1/24/11—3/31/18	41 million	2.393	0.579

The Company did not exclude any components of the derivatives instruments’ gains or losses from the assessment of hedge effectiveness for its cash flow hedging relationships. The Company expects that all of the unrealized gains (losses) as of December 31, 2012 on the natural gas cash flow hedging relationships will be reclassified into net sales over the next two months as a result of the hedged transaction affecting earnings. The deferred gains (losses) as of December 31, 2012 on the interest rate cash flow hedging

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

relationships will be classified into interest expense over the term of the outstanding debt instruments (note 10).

The Company has designated fair value hedges used to hedge certain crude oil inventories. The following table provides information about the gain or loss recognized in income on the Company’s fair value hedging derivative instruments for the year ended December 31, 2012, 2011, and 2010 (in thousands). Also, the information presents the notional volume (in thousands) of outstanding derivative contracts designated in the fair value hedging relationships at December 31, 2012, 2011, and 2010.

Fair Value Hedges

					Gain (loss) recognized in
	Gain (loss) recognized in		Gain (loss) recognized in		income on derivatives
	income on derivatives		income on hedged item		(ineffective portion)
Commodity type	Location	2012 Amount	Location	2012 Amount	Location	2012 Amount

Crude oil inventory	Net sales	$(10,899)	Net sales	$13,815	Net sales	$2,916

Commodity type	Location	2011 Amount	Location	2011 Amount	Location	2011 Amount

Crude oil inventory	Net sales	$2,388	Net sales	$(1,574)	Net sales	$814

Commodity type	Location	2010 Amount	Location	2010 Amount	Location	2010 Amount

Crude oil inventory	Net sales	$(244)	Net sales	$(10,143)	Net sales	$(10,387)

	Notional	Notional	Notional
	contract	contract	contract
	volumes (as of	volumes (as of	volumes (as of
	December 31,	December 31,	December 31,
Derivative instrument	2012)	2011)	2010)

Crude oil futures (barrels)	9,661	7,321	3,211

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

The following table summarizes the Company’s notional volumes for their economic and trading derivative financial instruments as of December 31, 2012 and 2011 (amounts in thousands) by type of instrument:

	Exchange-
	traded
	Net	Non-exchange traded
2012	(short) long	(Short)	Long
Natural gas (MMBtu’s):
Futures	(4,700)	—	—
Options	—	—	—
Swaps	(7,238)	—	78
Forwards	—	(6,551)	—
Oil (barrels):
Futures	(3,262)	—	—
Options	35	—	—
Forwards	—	(2,112)	2,396

	Exchange-
	traded
	Net	Non-exchange traded
2011	(short) long	(Short)	Long
Natural gas (MMBtu’s):
Futures	(8,730)	—	—
Options	2,123	—	—
Swaps	(4,928)	(536)	1,052
Forwards	—	(7,267)	—
Oil (barrels):
Futures	(6,598)	—	—
Forwards	—	(26,052)	37,990

The Company has established guidelines, controls, and limits to manage and mitigate credit risk within risk tolerances established by the Company’s Risk Committee. In addition, the Company has a credit committee that includes senior executives who meet on a regular basis to review the Company’s credit activities and monitor compliance with the policies adopted by the Company. The Company attempts to mitigate its credit exposure by setting tenor and credit limits commensurate with counterparty financial strength, obtaining master netting agreements, and mitigating credit exposure with less creditworthy counterparties through prepayments, letters of credit, and other security agreements, such as inventory, property, or other tangible assets. The use of master netting agreements is driven by industry practice, and anticipated volumes and complexity of the business relationship with the counterparty. The Company assumes credit and performance risk associated with commodity derivative contracts within the energy and agriculture industries; however, no counterparty was greater than 10% of the Company’s net exposure.

The Company has policies that limit the dollar risk exposure for each of its businesses. The Company also monitors the amount of associated counterparty credit risk for all nonexchange-traded transactions. The

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

Company’s trading activities are limited in terms of maximum dollar exposure, as measured by a value-at-risk methodology, and monitored to ensure compliance.

As of December 31, 2012, the Company held certain derivative contracts with settlement dates through March 2016. However, approximately 95% of the Company’s notional amount of commodity derivative contracts has settlement dates of less than one year. The Company also has interest rate swaps with settlement dates through March 2018.

(7)                     Equity Method Investments

The Company’s equity method investment in Glass Mountain Pipeline of $73.6 million at December 31, 2012 relates to a 50% interest in a development-stage limited liability company formed in May 2012. This investment includes the buyout of one of the original investors on October 9, 2012. The Company paid $52.3 for an additional 25% interest. Glass Mountain pipeline’s operations consist of construction of an intrastate crude oil common carrier pipeline system in Oklahoma. Glass Mountain’s total assets as of December 31, 2012 are $86.2 million and primarily represent cash and construction in progress. Glass Mountain’s total liabilities as of December 31, 2012 are $0.1 million and primarily represent construction-related payables.

(8)                     Inventories

The major classes of inventories at December 31, 2012 and 2011 are as follows (in millions):

	2012	2011
Crude oil inventories carried at fair value	$873.3	721.7

Inventories carried at lower of cost or market:
Crude oil	6.8	13.9
Natural gas	31.2	53.0
Fuels	57.6	126.0
Other	0.5	8.5
	$969.4	923.1

(9)                     Fair Value Measurements

Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Unadjusted quoted prices available in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities. This level primarily consists of financial instruments such as exchange-traded securities and listed derivatives.

Level 2 — Pricing inputs include quoted prices for identical or similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs reflect management’s best estimate of fair value using its own assumptions about the assumptions a market participant would use in pricing the asset or liability.

Exchange-traded futures and options contracts are valued based on unadjusted quoted prices in active markets and are classified within Level 1. The Company’s forward commodity purchase and sale contracts are classified as a Level 2 measurement. The Company estimates fair values based on exchange quoted prices, adjusted as appropriate for differences in local markets. These differences are generally valued using inputs from broker or dealer quotations, or market transactions in either the listed or over-the-counter (OTC) markets. The determination of the fair values also factor the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit, and priority interests), and also the impact of the Company’s nonperformance risk on its liabilities.

The Company also utilizes a midmarket pricing convention (the midpoint price between bid and ask prices) for valuing a significant portion of its assets and liabilities measured and reported at fair value. The Company is able to classify fair value balances based on the observability of inputs.

The following tables set forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect their placement within the fair value hierarchy levels.

	December 31, 2012
	Level 1	Level 2	Level 3	Nettings	Total
Assets (in millions):
Inventory	$873.3	—	—	—	873.3
Derivative assets	13.1	2,930.1	—	(2,884.8)	58.4

Liabilities (in millions):
Derivative liabilities	$—	2,917.0	—	(2,884.8)	32.2

	December 31, 2011
	Level 1	Level 2	Level 3	Nettings	Total
Assets (in millions):
Inventory	$721.7	—	—	—	721.7
Derivative assets	28.7	4,583.7	—	(4,522.4)	90.0

Liabilities (in millions):
Derivative liabilities	$—	4,604.9	—	(4,522.4)	82.5

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

(10)              Long-Term Debt

Long-term obligations are as follows (in millions):

	2012	2011
Term loan, variable interest rate, 5.74% and 6.16% at December 31, 2012 and 2011, respectively.	$40.1	41.5
	40.1	41.5
Less current portion	(10.4)	(4.5)
Total long-term debt	$29.7	37.0

During 2011, the Company issued $52.7 million in term loans to finance the construction of the crude oil tank farm. The term loan bears interest at the one-month LIBOR until December 31, 2012 and then three-month LIBOR thereafter and requires annual debt service payments beginning in March 2012 with the balance due December 2019. The term loans include an excess cash sweep provision that requires the Company to make additional principal payments if operating cash flows exceed a certain threshold. The Company has fixed this interest through the use of interest rate swaps for an effective interest rate of 7.05%.

Principal Maturities — Principal maturities of long-term debt at December 31, 2012 are as follows (in millions):

2013	$10.4
2014	5.3
2015	5.5
2016	5.8
2017	6.0
Thereafter	7.1

The term loan contains various restrictive covenants including a debt service coverage ratio. The term loan also provides for a first security interest in the property, plant, and equipment of the Company. The Company was in compliance with all financial debt covenants as of December 31, 2012 and 2011.

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

(11)              Accumulated Other Comprehensive Loss

The following table summarizes the balances of accumulated other comprehensive income (in millions):

	December 31
	2012	2011
Cash flow hedging derivatives	$1.5	15.6
Available-for-sale securities	—	(0.1)
Currency translation adjustment	0.1	—
	$1.6	15.5

(12)              Income Taxes

As a limited liability company, the Company does not pay U.S. federal or state income taxes under the provisions of the Internal Revenue Code. However, the Company operates a wholly owned foreign subsidiary located in Canada. The tax consequences for these operations are reported on an accrual basis at the statutory rate of the respective jurisdictions.

The components of the Company’s income tax provision for the years ended December 31, 2012 and 2011 are as follows (in millions):

	2012	2011
Pretax income — subject to Canadian tax	$0.6	5.9
Provision for income taxes:
Current	$0.3	1.6
Deferred	(0.1)	—
	$0.2	1.6

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

(13)              Leases and Other Commitments

Lease expense under operating leases and other commitment expenses totaled $6.4 million, $6.5 million, and $3.8 million for the years ended December 31, 2012, 2011, and 2010, respectively. The following is a summary (in millions) of operating leases consisting of rail, land and building, and other commitments as of December 31, 2012. Other commitments primarily consist of obligations for storage of natural gas, crude and other fuels:

		Other
	Leases	commitments
2013	$5.4	49.0
2014	3.3	42.3
2015	2.4	39.3
2016	2.2	16.7
2017	1.5	7.5
Later years	1.5	3.5
	$16.3	158.3

(14)              Contingencies

The Company is party to a number of claims arising out of the operation of its business. Management records charges for probable losses that can be estimated. After taking into account liabilities recorded for all of the foregoing matters, management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s combined financial position, results of operations, or liquidity. Costs of legal services are recognized in earnings as services are provided.

(15)              Discontinued Operations

During 2012, the Company completed restructuring initiatives that eliminated the operations of the Import/Export Ethanol, Glycerin, and weather and portfolio trading business units. Additionally, during 2012, the Company’s management approved a plan to sell the Thackerville Propane Terminal. These operations are classified as held for sale and included in discontinued operations.

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

These business lines meet the criteria for being reported as discontinued operations and has been segregated from continuing operations. The following table summarizes the results from discontinued operations (in millions):

		Net
	Net sales	income (loss)
2012:
Import/export ethanol	$(14.2)	(20.2)
Glycerin	11.7	(6.1)
Thackerville propane terminal	0.1	(0.2)
Weather and portfolio trading	(1.7)	(2.5)
Total	$(4.1)	(29.0)
2011:
Import/export ethanol	$2.4	(1.2)
Glycerin	10.7	(2.7)
Thackerville propane terminal	—	(0.2)
Weather and portfolio trading	(0.7)	(1.4)
Total	$12.4	(5.5)
2010:
Import/export ethanol	$—	—
Glycerin	12.7	2.0
Weather and portfolio trading	2.0	1.7
Total	$14.7	3.7

(16)              Related-Party Transactions

The Gavilon Group provides a variety of services to the Company, such as information technology, treasury and cash management, payroll and human resources, legal, tax, facilities, general accounting and other corporate functions. Where possible, The Gavilon Group directly allocates costs to the Company based on usage or other direct allocation methods. Direct allocations to the Company are generally related to information technology, risk management, human resources, business development, compliance and facilities. The direct allocations are included in corporate allocations in the accompanying combined statement of operations, and were $7.8 million, $5.9 million and $5.1 million for the years ended December 31, 2012, 2011, and 2010, respectively.

In addition to direct allocations from The Gavilon Group, indirect corporate expenses are allocated to the Company. These expenses are allocated to the Company based on historical company policy and may not be reflective of actual expenses incurred by the Company on a stand-alone basis. Indirect allocations charged to the Company are related to corporate departments such as executive, corporate finance and treasury, legal, communications, and stock-based compensation and were $43.5 million, $23.1 million, and

(Continued)

GAVILON ENERGY
(The Energy Business Units of Gavilon, LLC)

Notes to Combined Financial Statements

December 31, 2012 and 2011

$18.3 million for the years ended December 31, 2012, 2011, and 2010, respectively, and included in corporate allocated expense in the accompanying combined statements of operations. For the years ended December 31, 2012, 2011, and 2010, stock-based compensation expense included in the indirect allocations was $23.9 million, $13.5 million, and $11.0 million, respectively.

The Gavilon Group also allocates corporate interest expense to the Company based on total invested and trade working capital utilized by the business and may not be reflective of interest expense incurred on a standalone basis. Interest expense allocated by The Gavilon Group to the Company was $39.3 million, $29.6 million, and $16.2 million for the years ended December 31, 2012, 2011, and 2010, respectively, and is included in the accompanying combined statement of operations.

The amounts due to (from) The Gavilon Group are classified as payable due to (from) parent in current liabilities within the accompanying combined balance sheet and reflects the net cash transferred between the Companies for operating capital requirements, which includes corporate expense and interest allocations.

(17)              Subsequent Event

The Company received $29.3 million in January 2013 for a blender’s tax credit from the federal government for blending biodiesel sold during 2012. This has been recognized in net sales during fiscal 2013 consistent with the enactment of the tax rule change.